Exhibit 10.8

MacDERMID, INCORPORATED

EMPLOYEES’ PENSION PLAN

(As amended and restated generally effective January 1, 2009)

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

ARTICLE I

Preamble

The purpose of MacDermid, Incorporated in establishing the MacDermid, Incorporated Employees’ Pension Plan is to provide eligible employees with basic retirement income, in addition to such income from any other plan which the company or an affiliated company may maintain.

In connection with and as part of the plan a trust was established by an agreement dated March 31, 1977. Other trustees may be appointed, if deemed appropriate, to act as co-trustees with the trustee under the above agreement or as the trustee or co-trustee under a separate agreement (collectively, the “Trustee”).

The plan was initially adopted on March 15, 1977, effective as of April 1, 1976. The Plan periodically has been amended and restated, among other things, to comply with the provisions of Uruguay Round Agreements Act of 1994, the Uniformed Service Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, the Economic Growth and Tax Relief Reconciliation Act of 2001, the Pension Protection Act of 2006 and regulations thereunder.

The Plan was most recently amended and restated as hereinafter set forth January 1, 2009, unless specifically stated otherwise.

The Plan, as contained herein, and Trust are intended to meet the requirements of Sections 401(a) and 501(a) of the Code.

ARTICLE II

Definitions

Wherever used in this instrument:

2.1 “Accrued Benefit” means the amount determined in accordance with Section 6.1 for a benefit commencing at Normal Retirement Date, based on the Participant’s Average Monthly Compensation, Covered Compensation, Final Average Compensation and Credited Service as of the date of determination.

2.2 “Actuarial Equivalent” means the equality in value of the aggregate amounts expected to be received under different forms of payment determined in accordance with this Section 2.2.

(a)	Except as otherwise provided, Actuarial Equivalent shall be determined based on the following actuarial assumptions: (i) Interest: 7% per annum; and (ii) Mortality: 1984 Unisex Pension Mortality Table with mortality rates set back three years for beneficiaries;

(b)	Notwithstanding any other provision of the Plan, for Plan Years beginning on or after January 1, 1996, for purposes of determining the amount of a distribution in a form other than an annual benefit that is nondecreasing for the life of the Participant or, in the case of a qualified pre-retirement survivor, the life of the Participant’s spouse; or that decreases during the life of the Participant merely because of the death of the surviving annuitant (but only if the reduction is to a level not below 50% of the annual benefit payable before the death of the surviving annuitant) or merely because of the cessation or reduction of Social Security supplements or qualified disability payments, Actuarial Equivalent will be determined on the basis of the applicable mortality table and applicable interest rate under Section 417(e) of the Code, subject to the requirements of Section 6.19 of the Plan. For purposes of the preceding sentence, (i) the applicable interest rate is the rate of interest on 30-year Treasury securities as specified by the Commissioner for the month of November of the calendar year prior to the calendar year in which the distribution occurs, and (ii) the applicable mortality table is the blended 1983 Group Annuity Mortality Table (as prescribed by Internal Revenue Service in Revenue Ruling 95-6, or its successor rulings or guidance). For purposes of the time for determining the applicable interest rate, the stability period under the Plan is one calendar year. The lookback month, relating to the stability period under the Plan is the second calendar month preceding the first day of the stability period. A Plan amendment that changes the date for determining the applicable interest rate (including an indirect change as a result of a change in Plan Year), shall not be given effect with respect to any distribution during the period ending one year after the later of the amendment’s effective date or adoption date, if, during such period and as a result of such amendment, the Participant’s distribution would be reduced.

(c)	Notwithstanding any other provision of the Plan, for Plan Years beginning on or after January 1, 2008, the applicable interest rate means the adjusted first, second, and third segment rates for the applicable period applied under rules similar to the rules of Section 430(h)(2)(C) of the Code for the month before the date of the distribution (or such other time as the Treasury Secretary may by regulations prescribe), but in no event earlier than the first month of the Plan Year in which the distribution occurs. For purposes of the preceding sentence, the adjusted first, second, and third segment rates are the first, second and third segment rates which would be determined under Section 403(h)(2)(C) of the Code if:

(i)	Section 430(h)(2)(D) of the Code were applied by substituting the average yields for the month described in clause (ii) hereof for the average yields for the 24-month period described in such Section 430(h)(2)(D),

(ii)	Section 430(h)(2)(G)(i)(II) were applied by substituting “Section 417(e)(3)(A)(ii)(II)” for “Section 412(b)(5)(B)(ii)(II)”,

(iii)	the applicable percentage under Section 430(h)(2)(G) of the Code were: (a) in the case of the Plan Year beginning on January 1, 2008, twenty (20%) percent; (b) in the case of the Plan Year beginning on January 1, 2009, forty (40%) percent; (c) in the case of the Plan Year beginning on January 1, 2010, sixty (60%) percent; and (d) in the case of the Plan Year beginning on January 1, 2011, eighty (80%) percent, and

(iv)	the term “applicable period” means November of the Plan Year immediately preceding the Plan Year with respect to which the applicable interest rate is to be determined.

Notwithstanding any other provision of the Plan, for purposes of the adjusting any benefit under Section 415(b)(2)(B) of the Code for any form of benefit subject to Section 417(e)(3) of the Code, the interest rate assumption shall not be less than the greatest of (I) 5.5%, (II) the rate that provides a benefit of not more than 105 % of the benefit that would be provided if the applicable interest rate (as described in Section 417(e)(3) of the Code) were the interest rate assumption or (III) or such other rate as may be specified under the Plan from time to time.

2.3 “Actuary” means the individual actuary or firm of actuaries selected by the Administrator to provide actuarial services in connection with the administration of the Plan.

2.4 “Administrator” means the person appointed pursuant to Article IX to administer the Plan.

2.5 “Affiliated Company” means (a) any corporation (other than the Company) which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) with the Company; (b) any trade or business (other than the Company), whether or not incorporated, which is under common control (as defined in Section 414(c) of the Code) with the Company; (c) any trade or business (other than the Company) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) of which the Company is also a member; or (d) any entity (other than the Company) required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code; provided, that the term “Affiliated Company” shall not include any corporation, unincorporated trade or business or other entity prior to the date on which such corporation, trade or business or entity satisfies the affiliation or control test of (a), (b), (c) or (d) above. In identifying “Affiliated Companies” for purposes of Section 6.19(a), the definitions in Sections 414(b) and (c) of the Code will be modified as provided in Section 415(h) of the Code.

2.6 “Annuity Starting Date” means, for any Participant, (a) the first day of the first period for which a benefit is payable to the Participant under the Plan as an annuity, or (b) in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to such benefit.

2.7 “Approved Leave” means a leave of absence authorized by the Company under the Company’s standard personnel practices; provided, that all persons under similar circumstances must be treated alike in the granting of such Approved Leaves; and provided further, that the Participant returns within the period specified in the Approved Leave.

2.8 “Average Monthly Compensation” means the amount obtained by dividing by 60 the total Compensation of a Participant (a) for Plan Years beginning on or after April 1, 1995, during the five consecutive Plan Years in which Compensation was highest and (b) for Plan Years beginning prior to April 1, 1995, during the five Plan Years in which Compensation was highest, in either case, within the last ten Plan Years of the Participant’s Credited Service; provided, however, that if a Participant has a Break in Service during such ten year period, the rules described in Treasury Regulation Section 1.415 (b)-1 (a)(5)(iii) shall apply in order to determine the five years during which such Participant’s Compensation was highest.

2.9 “Board of Directors” means the Board of Directors of MacDermid, Incorporated.

2.10 “Break in Service” means one or more consecutive One Year Breaks in Service. The term “One Year Break in Service” means, with respect to any person, a Plan Year during which the person does not complete 500 or more Hours of Service, except as otherwise provided herein. An Approved Leave shall not constitute a Break in Service but shall also not be considered as Credited Service or as a Year of Service under the Plan.

2.11 “Code” means the Internal Revenue Code of 1986, as from time to time amended.

2.12 “Company” means MacDermid, Incorporated, a corporation organized and existing under the laws of the State of Connecticut, and any Affiliated Company which adopts the Plan with the consent of MacDermid, Incorporated.

2.13 “Compensation” means, with respect to any Employee for a Limitation Year,

(a)

During Employment. For purposes of Sections 2.24, 6.19(b) and 7.3, for any Employee, while such Employee is currently employed by the Company, the Employee’s wages, salaries, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Company to the extent that the amounts are includable in gross income (or to the extent that the amounts would have been received and includible in gross income but for an election under Sections 125(a), 132(f)(4), 401(k), 402(e)(3), 402(h)(1)(B)), 402(k) or

457(b) of the Code, including but not limited to commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements, expense allowances, and any amounts includible in an Employee’s gross income under Section 409A, but not including any items excludable from the definition of compensation under Treasury Regulations, Section 1.415(c)-2(d)(3).

(b)	Post-Severance. For purposes of Sections 2.24, 6.19(b) and 7.3, for any Employee, after such Employee has separated from service with the Company:

(i)

Payments Made Within 2 1/2 Months from Separation from Service. Amounts described in paragraph (a) above, that are paid (1) within two and one half months of the Employee’s separation from service or (2) at the end of the limitation year that included the Employee’s date of separation from service;

(ii)	Regular Wages Pages After Separation from Service. Payments of regular compensation for services during an Employee’s regular working hours, or compensation for services outside of an Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments that would have been paid to the employee prior to a severance from employment if such Employee had continued to be employed by the Company;

(iii)	Leave Cashouts and Deferred Compensation. Payments for unused accrued bona fide sick, vacation, or other leave, but only if an Employee would have been able to use the leave if such Employee had continued to be employed by the Company or amounts received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to such Employee at the same time if such Employee had continued to be employed by the Company and only to the extent such amount is includible in such Employee’s gross income;

(iv)	Salary Continuation Payments for Military Service and Disabled Participants. Payments to a Participant who is no longer an Employee because of qualified military service (as defined in Section 414(u)(l) of the Code) or permanent and total disability (as defined in Section 22(e)(3) of the Code) that are not in excess of the amounts such Participant would have received if such Participant had continued to be employed by the Company.

For all other purposes under the Plan, for any Employee, the Employee’s total compensation which is reportable as income subject to federal income tax withholding paid to the Employee during the Plan Year or which would have been so paid if not deferred by the Employee’s election under any cafeteria plan maintained by the Company.

Consistent with Section 401(a)(17) of the Code, the Compensation of each Participant for any Plan Year shall be limited to $200,000 (as adjusted from time to time by the Secretary of the Treasury or his delegate).

2.14 “Continuous Employment” means the aggregate regular and customary employment by the Company for a period of one or more complete Plan Years, including periods of Approved Leave, and shall include all complete Plan Years of employment whether continuous or interrupted. If an Employee is absent solely because of his sickness or disability he shall be deemed an eligible Employee continuously employed during such period as the Company continues him on its payroll, but he shall not be deemed an eligible Employee or continuously employed during such absence after such period unless absent on Approved Leave. An Employee absent on military leave shall be deemed to have been continuously employed during the period of such absence. Notwithstanding any provision of this Plan to the contrary, effective December 12, 1994, service credit for qualified military service will be granted in accordance with Section 414(a) of the Code.

2.15 “Covered Compensation” means, for any Employee, the average of the Taxable Wage Bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Employee attains Social Security retirement age, as determined under Section 415(b)(8) of the Code.

2.16 “Credited Service” means, with respect to any person, the number of Plan Years during which such person has completed at least 1,000 Hours of Service with the Company; provided, however, that:

(a)	Notwithstanding any other provisions of this Section 2.16, for any Participant, the last period of Continuous Employment with the Company prior to April 1, 1976 shall be counted as Credited Service.

(b)	Solely for the purpose of determining the amount of benefits payable to or on behalf of a Participant under Article VI, a Participant shall accrue a pro rata portion of a year of Credited Service for:

(i)	any partial Plan Year during which a Participant’s date of employment or reemployment (in the event the Participant incurred a Break in Service) with the Company occurs,

(ii)	any partial Plan Year during which a Participant’s termination of employment with the Company for any reason occurs, unless the Participant is reemployed prior to incurring a Break in Service, and

(iii)	any Plan Year during which a Participant incurs a Break in Service without terminating his employment with the Company.

Such pro rata portion of a year of Credited Service shall be determined by dividing by 350 the number of consecutive days (up to a maximum of 350 days) including or between the first and last Hour of Service (excluding any period during which the Participant did not actively work on a regular basis) credited to the Participant during the period specified in (i), (ii) or (iii) above.

(c)	In the case of any person who does not have any nonforfeitable right to a benefit derived from Company contributions, years of Credited Service prior to any Break in Service shall not be taken into account if the number of consecutive One Year Breaks in Service is five or more. The aggregate number of years of Credited Service prior to such Break in Service shall be deemed not to include any years of Credited Service not required to be taken into account under this paragraph by reason of any prior Break in Service.

(d)	With respect to each Transferred Hercules Employee, such Employee’s years of service for benefit accrual purposes as credited by Hercules, Incorporated under the Hercules Pension Plan as of his date of employment with MacDermid Imaging Technology, Inc. shall be treated as years of Credited Service under this Section 2.16.

(e)	With respect to each Transferred National Starch Employee, such Employee’s years of service for benefit accrual purposes as credited by National Starch and Chemical Company under the National Starch and Chemical Company Pension Plan as of his date of employment with MacDermid, Incorporated shall be treated as years of Credited Service under this Section 2.16.

(f)	Notwithstanding any provision of this Plan to the contrary, effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

2.17 “Disability” means a physical or mental condition which totally and permanently prevents a Participant from engaging in any substantially gainful activity and is expected to result in death or to be of continued duration of at least 12 months, and which either (a) qualifies the Participant for disability benefits under the Social Security Act, or (b) is found to be such a total and permanent disability by the Administrator on the basis of medical evidence satisfactory to him; provided, however, that no Participant shall be deemed to be totally and permanently disabled under this Section if his incapacity was contracted, suffered or incurred while he was engaged in a criminal enterprise or in service in the armed forces of any country.

2.18 “Early Retirement Date” means the date a Participant terminates employment after becoming eligible for Early Retirement in accordance with Section 5.2.

2.19 “Effective Date” means January 1, 2009. The original effective date of the Plan was April 1, 1976.

2.20 “Employee” means any person between whom and the Company or an Affiliated Company there exists the common law relationship of employee and employer and who is receiving remuneration for personal services rendered to the Company or an Affiliated Company, including any Employee who is also an officer or director of the Company or an Affiliated Company, but excluding (a) any officer or director not otherwise employed by the Company or an Affiliated Company, (b) any person who merely receives from the Company or an Affiliated Company or the Trust a retirement allowance or benefit, retainer or fee under contract but who is not otherwise an Employee of the Company or an Affiliated Company, (c) any employee who, by virtue of a general bargaining obligation, agreement or good faith impasse between the Company or an Affiliated Company and a labor organization which the Company or the Affiliated Company is legally obligated to recognize as such employee’s exclusive bargaining representative, is precluded from participation in the Plan, and (d) any person who is a nonresident alien and who receives no earned income from the Company or an Affiliated Company which constitutes income from sources within the United States (within the meaning of Section 861(a)(3) of the Code). Any person who is a “leased employee,” within the meaning of Section 414(n) of the Code, and any person required to be considered an employee pursuant to regulations under Section 414(o) of the Code, shall be considered an employee to the extent required under such Section; provided, that no such person shall be eligible to become a Participant until he is actually employed by the Company.

Notwithstanding the foregoing, with respect to each person who immediately prior to the decertification, effective on or about July 27, 1984, of the Cylinder Gas, Chemical, Petroleum, Auto Service and Accessory Drivers, Maintenance, Mechanics, Helpers and Inside Employees Local Union No. 283 were members thereof (and not Employees pursuant to (c) above), but immediately after such decertification became Employees, each such person shall be deemed an Employee of the Company for the period of such person’s employment with the Company prior to such decertification.

2.21 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.22 “Final Average Compensation” means the average of the Employee’s Compensation (or, in the case of the short Plan Year ending December 31, 2001, the Employee’s actual Compensation for such Plan Year multiplied by one and one-third) for the three consecutive full Plan Years preceding the date of determination. Compensation for each Plan Year shall be limited to the Taxable Wage Base in effect for such year.

2.23 “Frozen Actuarial Equivalent Value” means the value of the balance of each Participant’s accounts attributable to employer contributions (a) as of March 31, 1976 under the MacDermid Incorporated Employees’ Profit Sharing Plan and the American Industrial Linings, Inc. Employees’ Profit Sharing Plan and (b) as of March 31, 1984 under the MacDermid, Incorporated Ferndale Employees’ Profit Sharing Plan, in either case, increased by withdrawals and distributions made prior to such date and reduced by forfeitures, if any, of amounts in such accounts occurring after such date, projected to the Participant’s Normal Retirement Date, using an interest rate of 5 1/2 percent, compounded annually, and converted to a life annuity.

2.24 “Highly Compensated Employee” means an Employee who (a) was a 5-percent owner, as defined in Section 416(i)(l) of the Code, of the Company, at any time during the Plan Year or the preceding Plan Year, or (b) for the preceding Plan Year received Compensation from the Company in excess of $80,000 (adjusted as provided in Section 415(d) of the Code), and, if the Company elects the operation of the remainder of this sentence, was in the top paid group of all Employees of the Company on the basis of Compensation for such preceding Plan Year. For this purpose, the applicable year of the Plan for which a determination is being made is called a determination year and the preceding 12-month period is called a look-back year. A Highly Compensated former Employee is based on the rules applicable to determining Highly Compensation Employee status as in effect for that determination year, in accordance with Section 1.414(g)-lT, A-4 of the temporary Income Tax Regulations and I.R.S. Notice 97-45. In determining whether an Employee is a Highly Compensated Employee for years beginning in 1997, the amendments to Section 414(g) of the Code stated above are treated as having been in effect for years beginning in 1996.

2.25 “Hours of Service” means for any Employee during any period of time:

(a)	Each hour for which the Employee is directly or indirectly paid, or entitled to payment, for the performance of duties for the Company or an Affiliated Company, each such hour being credited to the Employee for the computation period in which such duties were performed.

(b)

(i)	Each hour for which the Employee is directly or indirectly paid, or entitled to payment, on account of any of the following periods during which no duties are performed, the number of such hours and the computation periods to which such hours are to be credited being determined as provided in subparagraph (b)(ii); provided, however, that no more than 501 Hours of Service shall be credited under this paragraph (b) to any person on account of any single continuous period during which he performs no duties; and further provided, that Hours of Service shall not be credited under this paragraph (b) for a payment which solely reimburses the Employee for medically related expenses incurred by the Employee, or which is made or due under a plan maintained solely for the purpose of complying with applicable worker’s compensation, unemployment compensation or disability insurance laws:

(1)	Periods of time during which the Employee has been excused from work by the Company or an Affiliated Company by reason of vacation, holiday, illness, incapacity (including disability), layoff or jury duty; provided, that in the event that such person fails to return to work upon the expiration of the period for which he has been so excused, his employment shall be deemed to terminate upon such expiration.

(2)	Periods of Approved Leave authorized in writing by the Company; provided, that in the event the Employee fails to return to the active employ of the Company upon the expiration of the period of such Approved Leave his employment shall be deemed to terminate upon such expiration.

(ii)

(1)	In the case of a payment made or due which is calculated on the basis of units of time, the number of Hours of Service to be credited shall be the number of regularly scheduled working hours included in the units of time on the basis of which the payment is calculated. Such hours shall be credited to the computation period in which the period during which no duties are performed occurs, beginning with the first unit of time to which the payment relates.

(2)

In the case of a payment made or due which is not calculated on the basis of units of time, the number of Hours of Service to be credited shall be equal to the amount of the payment divided by the person’s most recent hourly rate of compensation before the period during which no duties are performed. For purposes of this subparagraph (b)(ii)(B), a person’s most recent hourly rate of compensation shall be (1) if his compensation is determined on the basis of an hourly rate, his most recent hourly rate of compensation, (2) if his compensation is determined on the basis of a fixed rate for specified periods of time (other than hours), his most recent rate of compensation for such specified period of time divided by the number of hours regularly scheduled for the performance of duties during such period of time, and (3) if his compensation is not determined on the basis of a fixed rate for specified periods of time, the lowest hourly rate of compensation paid to employees in the same job classification as his, or if no employees in the same job classification have an hourly rate, the minimum wage as established from time to time under Section 6(a)(1) of the Fair Labor Standards Act of 1938, as amended. Any hours to be credited under this subparagraph (b)(ii)(B) shall be credited to the computation period in which the period during which no duties are performed occurs, or if the period during which no duties are performed extends beyond one computation period, shall be allocated between not more than the first two computation periods on any reasonable basis which is consistently applied with respect to all employees within the same job classification, reasonably defined.

(iii)	Notwithstanding any of the foregoing provisions of this paragraph (b), a person is not required to be credited hereunder on account of a period during which no duties are performed with a number of Hours of Service which is greater than the number of hours regularly scheduled for the performance of duties during such period.

(iv)	For purposes of this paragraph (b), in the case of a person without a regular work schedule, such person shall be deemed to have a 40 hour work week.

(c)	To the extent not already credited under paragraph (a) or (b) of this Section, each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or an Affiliated Company, each such hour being credited to the computation period to which such award or agreement pertains, rather than to the computation period in which the award, agreement or payment is made; provided, that crediting of Hours of Service under this paragraph (c) with respect to periods described in paragraph (b) shall be subject to the limitations set forth in such paragraph (b).

(d)	To the extent not already described under paragraph (a), (b) or (c) of this Section, each hour as is determined by the Company to be credited for periods covered by leaves of absence authorized by it or an Affiliated Company; provided, however, that all such determinations shall be uniform and applicable to all persons similarly situated.

(e)	Solely for purposes of determining whether a Break in Service has occurred, with respect to an Employee who furnishes to the Administrator such information as shall be reasonably required to establish that he is absent from work for maternity or paternity reasons, the number of Hours of Service which would normally have been credited to him during such absence but for such absence (or, if the number of such Hours of Service cannot be determined, eight Hours of Service for each day of such absence); provided, however, that no more than 501 Hours of Service shall be credited with respect to any such maternity or paternity absence.

For purposes of this paragraph (e), an absence from work for maternity or paternity reasons means an absence (i) by reason of the pregnancy of the Employee, (ii) by reason of the birth of a child of the Employee, (iii) by reason of the placement of a child with the Employee in connection with the adoption of such child by the Employee, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement.

Hours of Service credited in accordance with this paragraph (e) shall be credited for the computation period in which the absence begins, if necessary to prevent the Employee from incurring a Break in Service in such period, or if not, in the following computation period if necessary to prevent such a Break in Service in that period.

(f)	With respect to each employee of Autotype Americas, Inc. as of June 13, 2005 who is actively employed by Autotype Americas, Inc. (or the Company or an Affiliated Company) as of January 1, 2006 and qualifies as an Employee as of January 1, 2006, such Employee’s hours of service, as credited under the terms of the Autotype Americas, Inc. 401(k) Plan (without regard to any amendments adopted after January 1, 2005); provided, however, that such service shall be treated as “Hours of Service” solely for purposes of determining such Employee’s eligibility to participate in the Plan under Section 3.1 (or its successors provision(s)) and the nonforfeitable portion of his or her interest in the Plan. Without limiting the foregoing, in no event shall service with Autotype Americas, Inc. or otherwise prior to the date upon which an individual becomes an Employee be considered for benefit accrual purposes under the Plan.

2.26 “Normal Retirement Date” means the last day of the calendar month coinciding with or immediately following the date on which the Participant attains age 60; provided, however, that, with respect to benefits that accrue after December 31, 2004, the term ‘Normal Retirement Date’ shall mean the last day of the calendar month coinciding with or immediately following the date on which the Participant attains age 65. Notwithstanding any provision of the Plan to the contrary, a Participant’s accrued benefit as of December 31, 2004 shall vest not later than such Participant’s attainment of age 60 provided he is then an Employee.

2.26A “Offset Amount” means, with respect to each Transferred Hercules Employee, the amount of benefits payable to such Employee under the Hercules Pension Plan as in effect on November 29, 1995 and amended pursuant to the Human Resources Annex to the Sale and Purchase Agreement dated as of November 29, 1995 by and among Hercules Incorporated, MacDermid, Incorporated and MacDermid Imaging Technology, Inc.; provided, that the calculation of such amount shall be made in accordance with such Agreement as of the date benefits become payable to the Employee under the Plan, without regard to whether benefits are then payable under the Hercules Pension Plan. An illustration of the calculation methodology described in this Section is appended to the Plan as Appendix 2.26A.

2.26B “Offset Amount” means, with respect to each Transferred National Starch Employee, the amount of benefits payable to such Employee under the National Starch and Chemical Company Pension Plan and the W. R. Grace Pension Plan as in effect on September 29, 1997; provided, that in the event that the National Starch and Chemical Company Pension Plan is amended to increase the amount of benefits payable to one or more Employees then, to that extent only, such amendment(s) shall be considered for purposes of determining an Employee’s Offset Amount; and provided, further, that the calculation of an Employee’s Offset Amount shall be made in accordance with the Purchase and Sale Agreement dated as of September 29, 1997 by and among National Starch and Chemical Company and MacDermid, Incorporated as of the date benefits become payable to the Employee under the Plan, without regard to whether benefits are then payable under the National Starch and Chemical Company Pension Plan or the W.R. Grace Pension Plan. An illustration of the calculation methodology described in this Section is appended to the Plan as Appendix 2.26B.

2.27 “Participant” means an Employee of the Company who is eligible to participate and has become a Participant in the Plan in accordance with Article III.

2.28 “Plan” means the MacDermid, Incorporated Employees’ Pension Plan, as set forth herein.

2.29 “Plan Year” or “Limitation Year” means the 12-month period ending on December 31.

2.30 “Primary Social Security Benefit” means the old age benefit payable to a Participant in accordance with the provisions of the Social Security Act in effect on a Participant’s last day of employment. The amount of Primary Social Security Benefit, which shall be determined by the Administrator, is the estimated old-age insurance benefit to which the Participant would be entitled at age 65, or such other age as the unreduced primary Social Security benefit first becomes payable, based on the assumption that he did not receive any income prior to his employment with the Company and will not receive any income after his termination of employment or retirement date which would be treated as wages for purposes of the Social Security Act.

In determining the Primary Social Security Benefit of an Employee, his covered compensation under the Social Security Act for each year of employment with the Company (a) shall be assumed to be equal to the amount reported by the Company for all years such amount is available, and (b) shall be his “estimated compensation” for all earlier years, where such “estimated compensation” is determined by applying a 6 percent per year salary scale, projected backwards, to his last available reported compensation. Notwithstanding the foregoing, in lieu of estimating an Employee’s compensation as aforesaid, an Employee’s actual salary history shall be used instead if it would result in a greater benefit for him under the Plan and if documentation of such actual salary history is obtained from the Social Security Administration and submitted to the Company by the Employee no later than (i) in the case of a deferred benefit, one year from his termination of employment, (ii) otherwise, the date his benefit under the Plan commences, or (iii) in any case, such later date as the Company shall determine to be reasonable under the circumstances.

2.31 “Prior Plan” means the MacDermid, Incorporated Employees’ Pension Plan as in effect from time to time prior to the Effective Date.

2.32 “Taxable Wage Base” means, for any year, the contribution and benefit base under Section 230 of the Social Security Act as in effect for such year.

2.32A “Transferred Hercules Employee” means any individual who became an Employee of MacDermid Imaging Technology, Inc. pursuant to Section 2 of the Human Resources Annex to the Sale and Purchase Agreement dated as of November 29, 1995 by and among Hercules Incorporated, MacDermid, Incorporated and MacDermid Imaging Technology, Inc.

2.32B “Transferred National Starch Employee” means any individual who became an Employee of MacDermid, Incorporated pursuant to Section 6.1 of the Purchase and Sale Agreement dated September 29, 1997 by and among National Starch and Chemical Company and MacDermid, Incorporated.

2.32C “Transferred PTI Employee” means any individual who was employed as of December 29, 1999 by Polyfibron Technologies, Inc., a corporation organized under the laws of the State of Delaware that became a wholly-owned subsidiary of the Company effective generally as of December 29, 1999, (“Polyfibron”) or any of the following subsidiaries of Polyfibron as of December 29, 1999 (except as otherwise noted): (i) NAPP Systems, Inc., (ii) AXCYL Inc., (iii) as of June 13, 2000, ColorSpan, and (iv) each other U.S.-based, wholly-owned subsidiary of Polyfibron (collectively, the “Polyfibron Subsidiaries”).

2.33 “Trust” means the trust established under the Trust Agreement between the Company and the Trustee, which constitutes a part of the Plan.

2.34 “Trust Agreement” means the agreement or agreements between the Company and the Trustee establishing the Trust.

2.35 “Trust Fund” means the fund, or funds, maintained in accordance with the terms of the Trust Agreement.

2.36 “Trustee” means the corporation or individuals appointed by the Board of Directors of the Company to administer the Trust under the Trust Agreement.

2.37 “Year of Service” or “Vesting Service” means, with respect to any Employee, the number of Plan Years in which such Employee has completed at least 1,000 Hours of Service; provided, however, that:

(a)	A partial Plan Year beginning a Participant’s last period of Continuous Employment prior to April 1, 1976 shall be considered a full Year of Service if such partial year began on or before October 31.

(b)	In the case of any person who does not have any nonforfeitable right to a benefit derived from Company contributions, Years of Service prior to any Break in Service shall not be taken into account if the number of consecutive One Year Breaks in Service is five or more. The aggregate number of Years of Service prior to such Break in Service shall be deemed not to include any Years of Service not required to be taken into account under this subsection by reason of any prior Break in Service.

(c)	With respect to each person who immediately prior to the sale of the assets, effective September 26, 1980, of American Industrial Linings, Inc., a wholly owned subsidiary of MacDermid, Incorporated and a participating entity in the Prior Plan, was an Employee of the Company and a participant under the Prior Plan, and who immediately thereafter became an employee of the corporation purchasing such assets and also known as American Industrial Linings, Inc. (the “new American Industrial Linings, Inc.”), each such person’s employment on or after September 26, 1980 with the new American Industrial Linings, Inc. shall be treated as employment with an Affiliated Company for purposes of this Section 2.37.

(d)	With respect to each Transferred Hercules Employee, such Employee’s years of service as credited by Hercules, Incorporated under the Hercules Pension Plan as of his date of employment with MacDermid Imaging Technology, Inc. shall be treated as Years of Service under this Section 2.37.

(e)	With respect to each Transferred National Starch Employee, such Employee’s years of service as credited by National Starch under the National Starch and Chemical Company Pension Plan as of his date of employment with MacDermid, Incorporated shall be treated as Years of Service under this Section 2.37.

(f)	With respect to each Transferred PTI Employee, each hour of employment service provided by such Employee to Polyfibron (including each hour of employment service provided by such Employee to W. R. Grace in connection with assets that were acquired by Polyfibron from W. R. Grace) and/or one or more of the Polyfibron Subsidiaries on or before December 28, 1999 shall be deemed to be an Hour of Service solely for purposes of determining such Employee’s Years of Service under this Section 2.37. Without limiting the foregoing, in no event shall any service with Polyfibron or any of the Polyfibron Subsidiaries be credited for any purpose under this Plan, including without limitation, for purposes of Section 2.16 hereof, other than as set forth in the preceding sentence.

(g)	With respect to the Plan Year ending December 31, 2001, each Participant credited with an Hour of Service between April 1, 2001 and December 31, 2001 and who has not separated from covered service prior to January 1, 2002 shall be credited with one Year of Service for such Plan Year.

The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular shall include the plural, unless the context clearly indicates otherwise. The words “hereof”, “herein”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or Section.

ARTICLE III

Eligibility and Participation

3.1 Eligibility. Each individual who was a participant in the Prior Plan on March 31, 1989 and who is an Employee of the Company on January 1, 2001 shall become a Participant in the Plan. Any other Employee of the Company shall become a Participant as of the April 1 nearest the date on which he (a) attains the age of 21 years and (b) completes a 12 consecutive month period of employment during which he has 1,000 Hours of Service, provided, that he is then an Employee of the Company; and provided further, that effective April 1, 2001, any Employee of the Company not described in the first sentence of this Section 3.1, shall become a Participant as of the January 1 nearest the date on which he (a) attains the age of 18 years and (b) completes a 12 consecutive month period of employment during which he has 1,000 Hours of Service, provided, that he is then an Employee of the Company. The 12-month period shall be (i) the 12-month period commencing on the day the Employee completed his first Hour of Service or (ii) any Plan Year commencing thereafter.

Notwithstanding any other provision of the Plan, Employees who became Employees as the result of a Code Section 410(b)(6)(C) transaction will be excluded during the period beginning on the date of the transaction and ending on the last day of the first Plan Year beginning after the date of the transaction. For this purpose, a Code Section 410(b)(6)(C) transaction is an asset or stock acquisition, merger, or similar transaction involving a change in the employer of the employees of a trade or business.

3.2 Termination of Participation. A Participant will continue to be a Participant as long as he remains an Employee of the Company and will cease to be a Participant on the first to occur of the following events:

(a)	his retirement at or after his Normal Retirement Date in accordance with Section 5.1 or 5.4;

(b)	his early retirement in accordance with Section 5.2;

(c)	his retirement for disability in accordance with Section 5.3;

(d)	his death;

(e)	the termination of his employment with the Company for reasons other than retirement or death; and

(f)	the termination of the Plan.

3.3 Reemployment After Termination of Participation. Each former Participant who is reemployed by the Company shall again become a Participant as of the date on which he first performs an Hour of Service as an Employee of the Company. Any benefits being paid to the Participant shall be suspended during the period of his reemployment in accordance with Section 203(a) of ERISA and Department of Labor Regulations thereunder. The retirement benefit subsequently payable shall be the benefit computed in accordance with the applicable provisions of Article VI, reduced by the Actuarial Equivalent of any payments previously made.

3.4 Prior Plan Provisions to Apply to Certain Persons. The provisions of the Plan as contained herein shall apply only to Employees who terminate employment or participation in the Plan on or after the Effective Date. The rights and benefits, if any, of each other Employee shall be determined in accordance with the provisions of the Prior Plan in effect on the date such Employee terminates his employment or participation.

ARTICLE IV

Contributions

4.1 Participant Contributions. No Participant shall be required or permitted to make any contributions to the Plan.

4.2 Company Contributions. All contributions necessary to provide the benefits under the Plan shall be made by the Company. Such Company contributions shall be made to the Trustee from time to time in amounts sufficient for the operation of the Plan on a sound actuarial basis, as determined on the basis of periodic computations made by the Actuary. The contributions by the Company for any Plan Year shall be paid over to the Trust Fund within the period, including any extensions, prescribed by law for filing the Federal income tax return of the Company for the fiscal year ending with, or within which ends, the Plan Year. All such contributions are hereby conditioned on their deductibility under Section 404 of the Code,

4.3 Limited Return of Contributions. Notwithstanding anything herein to the contrary, any contribution which is made by the Company under a mistake of fact, or which was conditioned upon the deductibility of such contribution under Section 404 of the Code, but the deduction of which is disallowed or treated as disallowed, shall upon the request of the Company be returned to it within one year following the payment of such contribution or the disallowance of such deduction (to the extent disallowed), whichever is applicable.

ARTICLE V

Retirement

5.1 Retirement at Normal Retirement Date. A Participant may retire from the employ of the Company and the Affiliated Companies as of his Normal Retirement Date. In that event, the Participant will be entitled to receive a benefit in the amount, and commencing at the time, specified in Section 6.1.

5.2 Early Retirement. A Participant who has attained age 55 while an Employee and completed five or more Years of Service may elect to retire before his Normal Retirement Date. In that event, the Participant will be entitled to receive a benefit in the amount, and commencing at the time, specified in Section 6.2. Each Participant who remains an Employee until he reaches age 55 will have a fully vested and nonforfeitable interest in his benefit under the Plan.

5.3 Disability Retirement. A Participant who has completed five or more Years of Service and who incurs a Disability may apply to the Administrator for retirement within nine months of the date the Disability was incurred. Such a Participant will be entitled to a benefit in the amount specified, and in accordance with the provisions of, Section 6.3.

5.4 Late Retirement. A Participant who remains an Employee after his Normal Retirement Date will be entitled to receive a benefit in the amount, and commencing at the time, specified in Section 6.4.

ARTICLE VI

Benefits

6.1 Normal Retirement Benefit.

(a)	Each Participant who retires at his Normal Retirement Date will be entitled to a monthly amount of benefit, payable as provided in Section 6.8, equal to (a) 1 1/2 percent of the Participant’s Average Monthly Compensation, less (b) .45 percent of the lesser of (i) his monthly Covered Compensation or (ii) his monthly Final Average Compensation, for each year of Credited Service up to 30 years, less (c) the Frozen Actuarial Equivalent Value of his account and the Offset Amount, as applicable to the Participant. The benefit of any Participant who incurs a Break in Service which results in a loss of Credited Service shall be determined without subtracting the Frozen Actuarial Equivalent Value of his account. Notwithstanding the foregoing, a Participant’s benefit shall not be less than his Accrued Benefit as of March 31, 1995 or, if greater, December 31, 2004.

(b)	Each Participant as of December 31, 2004 who retires on or after attaining age 60 shall be entitled to receive a monthly benefit determined in accordance with Section 6.1(a); provided, however, that such benefit shall be determined without regard to Credited Service after December 31, 2004.

6.2 Early Retirement Benefit.

(a)	Each Participant who, prior to January 1, 2005, retires early in accordance with Section 5.2 will be entitled to receive a monthly amount of benefit equal to his Accrued Benefit, payable as provided in Section 6.8, commencing on his Normal Retirement Date. Such Participant may, however, elect to receive a reduced amount of benefit commencing on the date of his early retirement or the first day of any month thereafter, but prior to his Normal Retirement Date. In that event, the monthly amount of benefit payable to a Participant described in this Section 6.2(a) will be the amount of retirement benefit to which he would otherwise be entitled commencing on his Normal Retirement Date reduced by 1/2 percent for each month by which his Annuity Starting Date precedes his Normal Retirement Date.

(b)	Each Participant who, after December 31, 2004, retires early in accordance with Section 5.2 will be entitled to receive a monthly amount of benefit equal to his Accrued Benefit, payable as provided in Section 6.8, commencing on his Normal Retirement Date. Such Participant may, however, elect to receive a reduced amount of benefit commencing on the date of his early retirement or the first day of any month thereafter, but prior to his Normal Retirement Date. In that event, the monthly amount of benefit payable to a Participant described in this Section 6.2(b) will be the sum of the following (1) and (2):

(i)	the monthly amount that such Participant would be entitled to under Section 6.2(a) had he retired as of December 31, 2004 and elected to receive an early retirement benefit thereunder, provided however, that for purposes of computing such benefit, the Participant’s Average Monthly Compensation and Final Average Compensation shall be determined as of his actual retirement date, and

(ii)

the monthly amount that such Participant would be entitled to commencing on his Normal Retirement Date based on Credited Service after December 31, 2004 reduced by (i)  1/2 percent for each month, during the sixty (60) month period ending on his Normal Retirement Date (the “6% reduction period”), by which his Annuity Starting Date precedes his Normal Retirement Date, and (ii) 1/3 percent for each month, during the sixty (60) month period ending at the commencement of the 6% reduction period, by which his Annuity Starting Date precedes his Normal Retirement Date.

6.3 Disability Retirement. Each Participant who retires as a result of Disability in accordance with Section 5.3 will be entitled to a monthly amount of benefit, payable as provided in Section 6.8, determined in accordance with the provisions of Section 6.1, but based on his Average Monthly Compensation as of the date of Disability and his Credited Service projected as if he were continuously employed to his Normal Retirement Date. Notwithstanding the foregoing, no Participant will be entitled to receive any Disability retirement benefit hereunder for any period prior to his Normal Retirement Date during which he is receiving benefits under any long-term disability plan sponsored by the Company or an Affiliated Company.

Disability will be considered to have ended and entitlement to a Disability retirement benefit will cease if, prior to his Normal Retirement Date, (a) the Participant is reemployed by the Company, or (b) he ceases to qualify for a Social Security disability benefit and the Administrator determines that he no longer has a Disability. If entitlement to a Disability retirement benefit ceases in accordance with the provisions of this paragraph, the Participant may nevertheless qualify for a benefit hereunder in accordance with other provisions of the Plan, based on his Compensation and Credited Service including the period of Disability.

6.4 Late Retirement Benefit. Each Participant who retires after his Normal Retirement Date in accordance with Section 5.4 will be entitled to receive a monthly amount of benefit, payable as provided in Section 6.8, computed in accordance with Section 6.1, but based on his Average Monthly Compensation, Credited Service, Covered Compensation, Final Average Compensation and Primary Social Security Benefit as of his actual retirement date; provided, however, that in no event shall such benefit be less than his benefit computed as of his Normal Retirement Date. In the event of a late retirement, the Participant’s benefits shall commence on the first day of the month coinciding with or next following the date of his actual retirement or, if earlier, the date specified in Section 6.18(b).

6.5 Supplemental Retirement Benefit. A Participant who retires on or after his Early Retirement Date and has completed five years of Credited Service will be eligible for a supplemental retirement benefit payable to and including the month of his death or the attainment of age 65, whichever occurs first. The supplemental retirement benefit payable at the Participant’s Normal Retirement Date on a single-life basis shall be equal to .45 percent of the lesser of (a) his Covered Compensation and (b) his Final Average Compensation, for each year of Credited Service up to 30 years. Notwithstanding the foregoing, in no event shall any supplemental retirement benefit accrue under this Section 6.5 after December 31, 2004.

If a Participant elects early commencement of his benefit under Section 5.2, the supplemental retirement benefit shall commence as of the same date and shall be reduced as provided in Section 6.2.

The amount of the supplemental retirement benefit determined under the provisions of this Section 6.5 shall not be decreased by reason of any increase in the benefit levels payable or any increase in the wage base under Title II of the Social Security Act if such increase occurs after the date of the Participant’s separation from the service of the Company and the Affiliated Companies.

6.6 Death Benefits. Except as otherwise provided in this Section 6.6, or under a form of benefit payable under Section 6.8, no death benefits will be payable under the Plan to anyone following the death of the Participant.

(a)	In the case of a married Participant who is vested in all or a portion of his benefit under the Plan, and who dies prior to his Annuity Starting Date, his surviving spouse will be entitled to receive a monthly survivor benefit, as follows:

(i)	If the Participant dies on or before attaining age 55, his spouse’s survivor benefit will commence on the first day of the month coinciding with or next following (A) the date the Participant would have attained age 55 or (B) such later date, but not later than the Participant’s Normal Retirement Date, as the spouse shall elect. The amount of the benefit will equal the survivor benefit that would have been payable if the Participant had terminated employment on the date of his death, had chosen to have benefit payments commence in the joint and survivor annuity form described in Section 6.8 on the date elected under (A) or (B) above, and had survived to and died the day following the day elected under (A) or (B) above.

(ii)	If the Participant dies after attaining age 55, his spouse’s survivor benefit will commence on the first day of the month coinciding with or next following (A) the date the Participant died or (B) the Participant’s Normal Retirement Date, as the spouse shall elect. The benefit will be in the same amount as the survivor benefit that would have been payable if the Participant had retired on the day before the date of his death and commenced receiving benefits on the date described in (A) or (B) above in the joint and survivor annuity form described in Section 6.8.

(iii)	Any election under this Section 6.6 shall be made in writing in such form and during such period of time as the Administrator shall prescribe.

(b)	In the case of a Participant who dies after his Annuity Starting Date, no benefit will be payable after the death of the Participant except as may be provided under the form of benefit in effect with respect to such Participant.

6.7 Termination of Employment. Each Participant who has completed five or more years of Vesting Service and whose employment with the Company and the Affiliated Companies terminates for reasons other than retirement or death will be entitled to receive a monthly amount of benefit equal to his Accrued Benefit, payable as provided in Section 6.8, commencing on his Normal Retirement Date. Subject to the spousal consent requirements of Section 6.10, such a Participant may elect, in such form and manner as the Administrator may prescribe, to have his benefits commence on the first day of any month after he attains age 55, but before his Normal Retirement Date. In such event, the Participant will be entitled to the reduced benefit described in Section 6.2.

6.8 Form of Benefits. Except as otherwise provided in this Section 6.8, the normal form of benefit payable to a Participant under the Plan will be a benefit payable monthly during his lifetime, the first payment to be due on the date his benefits commence under the Plan and the last payment to be due as of the first day of the month in which his death occurs. Notwithstanding the foregoing, if a Participant is married on his Annuity Starting Date and he has not made an effective election of an optional form of benefit under Section 6.9, then his benefit will be payable in a 50 percent joint and survivor form, under which a reduced benefit will be payable to the Participant during his lifetime, and upon his death one half of such reduced benefit will be paid to the Participant’s spouse during the spouse’s lifetime, if the spouse survives the Participant; provided, however, that at the election of the Participant, the joint and survivor form of benefit may be payable in a seventy-five (75%) percent joint and survivor form, under which a reduced benefit will be payable to the Participant during his lifetime and, upon his death, seventy-five (75%) percent of such reduced benefit will be paid to the Participant’s spouse during the spouse’s lifetime, if the spouse survives the Participant, such election to be made in accordance with such requirements as the Treasury Secretary may prescribe. Such joint and survivor form of benefit shall be the Actuarial Equivalent of the normal form of benefit otherwise payable to the Participant.

6.9 Election Not to Take Joint and Survivor Annuity. A married Participant may elect not to take the joint and survivor form of benefit and to have his benefit paid in the normal form of a single life annuity, as described in Section 6.8. Any such election shall be made on a form provided by the Administrator and during the election period described in (a) below. No such election shall be effective unless the Participant’s spouse consents to the election in accordance with Section 6.10 below.

(a)	Election Period. The election period will consist of the 180-day period preceding the Participant’s Annuity Starting Date and ending on such Date.

(b)	Information to be Furnished to Participant. The Administrator shall provide each married Participant with a written explanation of the joint and survivor annuity form of benefit described in Section 6.8. This explanation will be written in nontechnical terms and will contain:

(i)	the terms and conditions of the joint and survivor annuity;

(ii)	the Participant’s right, if any, to make, and the effect of, an election to waive the joint and survivor annuity;

(iii)	the rights of the Participant’s spouse under Section 6.10 to consent to a waiver of the joint and survivor annuity; and

(iv)	the right to make, and the effect of, a revocation of an election to waive payment in the joint and survivor annuity form of benefit.

The Administrator will also furnish such Participants with a general description of the eligibility conditions and other material features of the normal form of a single life annuity, including sufficient information as to the relative value of such optional form of payment. The Administrator shall provide the foregoing explanation and other information, in such manner and in accordance with such procedures as may be required by regulations promulgated under Section 417 of the Code, within the period beginning 180 days prior to the Participant’s Annuity Starting Date and ending 30 days prior to such Date. Notwithstanding the preceding sentence, the Administrator may provide the foregoing explanation after the Participant’s Annuity Starting Date (subject to applicable Treasury Regulations, if any), provided that the applicable election period under Section 417 of the Code shall not end before the 30th day after the date on which the foregoing explanation is provided. A Participant may elect (with spousal consent, if applicable) to waive the requirement that the foregoing explanation be provided at least 30 days before the Participant’s Annuity Starting Date (or to waive the 30-day requirement under the preceding sentence), provided that the benefit distribution commences more than 7 days after such explanation is furnished.

(c)	Revocation. A Participant may revoke any election made by him under this Section 6.9 without the requirement of spousal consent, by filing a written revocation with the Administrator any time during the election period described in (a) above. Such revocation shall not prevent the Participant from making a subsequent election under this Section during the election period described in (a) above, subject, however, to Section 6.10.

6.10 Spousal Consent. No election by a married Participant to waive the joint and survivor annuity pursuant to Section 6.9 shall be effective, and no distribution shall be made or commence to a married Participant prior to his attainment of age 62, unless:

(a)	the spouse of the Participant consents in writing to such election, and the spouse’s consent acknowledges the effect of such election and the specific form of benefits or nonspouse beneficiary, if any, including any class of beneficiaries and any contingent beneficiaries (or, with respect to subsequent designations, the consent of the spouse expressly permits such designations without any requirement of further consent by such spouse), and such consent is witnessed by a notary public; or

(b)	it is established to the satisfaction of the Administrator that the required consent may not be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may by regulations prescribe.

Any such consent by the spouse or establishment that the consent of a spouse may not be obtained under (a) or (b) above shall be effective only with respect to such spouse. Any consent that permits beneficiary designations or the election of optional forms of benefit by the Participant without any requirement of further consent must acknowledge the spouse’s right to limit consent to a specific beneficiary or optional form of benefit and the spouse’s voluntary election to relinquish such rights. Any election and spousal consent under this Section 6.10 must be made in such form and manner as the Administrator may prescribe.

6.11 Cash-Outs of Certain Benefits. Notwithstanding any other provision of the Plan, with respect to any Participant whose employment with the Company and the Affiliated Companies terminates for any reason and who is entitled to a nonforfeitable benefit under the Plan, if the Actuarial Equivalent single sum value of such benefit does not, and did not at the time of any prior distribution, exceed $5,000, the Participant’s benefit shall be distributed in cash or in kind in a lump sum within one year of his termination of participation in the Plan; provided, however, that for Plan Years beginning before August 6, 1997, the foregoing $5,000 limit shall be replaced by $3,500; and provided further that for distributions on or after March 22, 1999, the Actuarial Equivalent single sum value of a nonforfeitable benefit shall be determined at the time of the distribution without regard to the present value of the benefit at the time of any earlier distribution, provided, however, that if a Participant has begun to receive distributions pursuant to an optional form of benefit under which at least one scheduled periodic distribution is still payable and if the Actuarial Equivalent single sum value of the Participant’s nonforfeitable benefit exceeded $5,000 at the time of the first distribution under the optional form of benefit, then the Actuarial Equivalent single sum value of the Participant’s nonforfeitable benefit may be distributed pursuant to this Section. Effective as of March 28, 2005, in the event of a mandatory distribution greater than $1,000 in accordance with the provisions of this Section, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover, including elections made in accordance with Section 6.13, or to receive the distribution directly in accordance with Section 6.7, then the Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Administrator.

6.12 Repayment of Distributions. If a former Participant who received a distribution pursuant to Sections 6.7 or 6.11 again becomes a Participant, he may repay to the Plan the full amount of such distribution, with interest at the rate of 120 percent of the Federal mid-term rate as in effect for the first month of the Plan Year in which such distribution was made, compounded annually, from the date of such distribution to the date repayment is made by the Participant. Such repayment must be made before the earlier of (a) the close of the period in which the Participant incurs five consecutive One Year Breaks in Service commencing with the distribution and (b) the fifth anniversary of the Participant’s reemployment with the Company. In the event that no repayment is made, the amount of monthly benefits otherwise payable to the Participant under the Plan shall be appropriately adjusted.

6.13 Direct Rollover. With respect to distributions made on or after January 1, 1993, a Participant may elect to have all or any portion of a distribution paid in the form of a direct rollover to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, an annuity plan qualified under Section 403(a) of the Code, or a plan and trust qualified under Section 401(a) of the Code, if such plan accepts direct rollover distributions. With respect to distributions made after December 31, 2001, a Participant may elect to have all or any portion of a distribution that qualifies as an eligible rollover distribution within the meaning of Section 402(c)(4) of the Code to be paid in the form of a direct rollover to an eligible retirement plan, including a qualified retirement plan, individual retirement account, an annuity contract described in Section 402(b) of the Code and an eligible plan under Section 457(b) of the Code, which is maintained by a state political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state. Notwithstanding the foregoing, this Section 6.13 shall not apply to any distribution that is (a) one of a series of substantially equal installments over the life expectancy of the Participant or the joint life expectancies of the Participant and his beneficiary, or over a fixed period of ten years or more, (b) a required minimum distribution under Section 401(a)(9) of the Code, (c) a distribution (or portion of a distribution) of amounts not otherwise includable in income, (d) a distribution in an amount less than $200, (e) a hardship distribution described in Section 401(k)(2)(B)(i)(iv) of the Code received after December 31, 1999, or (f) a distribution that is otherwise not an eligible rollover distribution, within the meaning of Section 402(f)(2)(A) of the Code and applicable Treasury Regulations thereunder. Any election pursuant to this Section 6.13 shall be made in such form and manner as the Administrator may prescribe and shall specify the retirement plan to which the distribution is to be made. Any such election may be revoked by the Participant at any time prior to the time distribution is made. If no election is made by the Participant under this Section, the distribution shall be paid to the Participant. If any distribution is payable to the spouse, former spouse or non-spousal beneficiary (as hereafter defined) of a Participant, this Section shall apply as if such spouse, former spouse or non-spousal beneficiary were the Participant, except that any such distribution may be directly rolled over only to an individual retirement account or annuity. As used herein, “non-spousal beneficiary” means a designated beneficiary (as defined in Section 401(a)(9)(E) of the Code) of the Participant, who is not the surviving spouse of the Participant and on whose behalf a trustee-to-trustee distribution may be made pursuant to Section 402(c)(11) of the Code.

The Administrator shall provide Participants with notice with respect to the direct rollover of eligible rollover distributions no less than 30 days and no more than 90 days prior to the Participant’s Annuity Starting Date; provided, however, that if the distribution is not subject to Sections 401(a)(11) and 417 of the Code, the Participant may affirmatively elect, in accordance with such procedures as the Administrator may prescribe, to have benefits commence sooner than 30 days after such notice. An election made under this Section 6.13 shall be irrevocable.

6.14 Change of Vesting Schedule. If the Plan is amended at any time and such amendment directly or indirectly affects the computation of the nonforfeitable interest of a Participant in his benefit under the Plan, such amendment shall apply to any Participant who has completed three years of Credited Service as of the end of the period described below only to the extent that the Participant’s nonforfeitable interest in his benefit is equal to or greater than such interest determined without regard to the amendment. The period will begin on the date the amendment of the vesting schedule is adopted and will end on the date which is 60 days after the latest of (a) the date on which the amendment is adopted and (b) the date on which the amendment becomes effective.

6.15 Immediate Distributions. No distribution will be made to a Participant of his benefits under the Plan before he reaches age 62, unless the written consent of the Participant has been obtained. Such consent shall be made in writing within the 90-day period ending on the Participant’s Annuity Starting Date. Within the period beginning 90 days before the Participant’s Annuity Starting Date and ending 30 days before such Date, the Administrator will provide the Participant with written notice comparable to the notice described in Section 6.9(b) containing a general description of the material features and an explanation of the relative values of the optional forms of benefit available under the Plan and informing the Participant of his right to defer receipt of the distribution until his attainment of age 62; provided, that if the distribution is not subject to Sections 401(a)(11) and 417 of the Code, the Participant may affirmatively elect to have Benefits commence less than 30 days after such notice. If the Participant is married, consent of the Participant’s spouse must also be obtained in such circumstances unless the Participant has effectively waived the joint and survivor annuity under Section 6.9 or distribution will be made in the joint and survivor annuity form described in Section 6.8. A spouse’s consent to early distribution, if required, must satisfy the requirements of Section 6.10. Notwithstanding the foregoing, a Participant’s benefits may be distributed without the consent of the Participant or the Participant’s spouse under Section 6.11 or to the extent that a distribution is required to satisfy Sections 401(a)(9) or 415 of the Code.

6.16 Required Distributions. Notwithstanding any other provision of the Plan, distribution of benefits under the Plan shall satisfy the requirements of this Section 6.16. The benefits of a Participant will be distributed (a) to the Participant in full not later than the required beginning date, or (b) beginning not later than the required beginning date, to the Participant over the life of the Participant, or to the Participant and his designated beneficiary over the lives of the Participant and such beneficiary. For purposes of this Section 6.16, a Participant’s “required beginning date” shall be the date determined under Section 6.18(b) with respect to the Participant, and the term “designated beneficiary” shall have the meaning given such term in Section 401(a)(9) of the Code and Treasury Regulations thereunder.

In the event that distribution of benefits to a Participant has commenced and the Participant dies prior to the distribution of his entire benefit, but after the required beginning date, the remaining portion of the benefit will be distributed at least as rapidly as under the method of distribution used as of the date of the Participant’s death. In the event a Participant dies before distribution of benefits has commenced or after actual commencement but before the required beginning date, the remaining benefit will be distributed within five years unless the benefit is payable to a designated beneficiary, in which case such benefit will be distributed, beginning not later than one year after the death of the Participant (or such other time as may be prescribed by regulations), over the life of such beneficiary; provided, that if the designated beneficiary is the Participant’s spouse, distributions will not be required to commence hereunder earlier than the date on which the Participant would have attained age 70 1/2 and, in the event the Participant’s spouse dies prior to the commencement of distributions, the provisions of this Section 6.16 shall apply as if such spouse were the Participant. Any distribution required under the incidental death benefit requirements of Section 401(a)(9)(G) of the Code will be treated as a distribution required under Section 401(a)(9) of the Code and this Section. The provisions of this Section will be interpreted and applied in accordance with applicable Treasury Regulations under Section 401(a)(9) of the Code.

6.17 Required Minimum Distributions. All distributions of benefits will be made in accordance with regulations under Section 409(a)(9) of the Code, including Sections 1.401(a)(9)-l and 1.401(a)(9)-2 of the Final Regulations or any successor regulations of similar import. For this purpose, life expectancies will be determined in accordance with Section 401(a)(9) of the Code, provided, that a participant and his or her spouse may elect to have life expectancies recalculated annually. Any distribution of benefits required to meet the incidental benefit requirement of Section 401(a) is considered a required distribution under Section 401(a)(9).

6.18 Latest Commencement Date of Benefits. In no case will the payment of benefits to any Participant commence later than the earlier of:

(a)	unless the Participant otherwise elects in writing, the sixtieth day after the latest of the following:

(i)	the close of the Plan Year in which occurs the Participant’s Normal Retirement Date;

(ii)	the close of the Plan Year in which occurs the tenth anniversary of the year in which the Participant commenced participation in the Plan; or

(iii)	the close of the Plan Year in which the Participant ceases to be an Employee; and

(b)	the April 1 next following the end of the later of (i) the calendar year in which the Participant attains age 70 1/2, and (ii) except with respect to a Participant who is a 5 percent owner (as defined in Section 416(i)(l)(B)(i) of the Code) of the Company or any Affiliated Company for the Plan Year ending in the calendar year in which the Participant attains age 70 1/2, the calendar year in which the Participant retires.

(i)	5 percent owner. A Participant is treated as a 5 percent owner for purposes of this Section 6.18 if such Participant is a 5 percent owner as defined in Section 416 of the Code at anytime during the Plan Year ending with or within the calendar year in which such owner attains age 70 1/2. Once distributions have begun to a 5 percent owner under this Section 6.18, they must continue to be distributed, even if the Participant ceases to be a 5 percent owner in a subsequent year.

(ii)	Actuarial Increase. A Participant’s accrued benefit shall be actuarially increased to take into account the period after age 70 1/2 in which the Employee does not receive any distribution of benefits under the Plan. The actuarial increase begins on the April 1 following the calendar year in which the Employee attains age 70 1/2 (January 1, 1997 in the case of an Employee who attained age 70 1/2 prior to 1996), and ends on the date on which benefits commence after retirement in an amount sufficient to satisfy Section 401(a)(9) of the Code.

The amount of actuarial increase payable as of the end of the period for actuarial increases provided for under this Section 6.18 must be no less than the Actuarial Equivalent of the Employee’s retirement benefits that would have been payable as of the date the actuarial increase must commence plus the Actuarial Equivalent of additional benefits accrued after that date, reduced by the Actuarial Equivalent of any distributions made after that date. For purposes of Section 411(b)(1)(H) of the Code, the actuarial increase will be treated as an adjustment attributable to the delay in distribution of benefits after the attainment of normal retirement age. Accordingly, to the extent permitted under Section 411(b)(1)(H) of the Code, the actuarial increase required under Section 401(a)(9)(C)(iii) of the Code may reduce the benefit accrual otherwise required under Section 411(b)(l)(H)(i) of the Code, except that the rules on the suspension of benefits are not applicable.

6.19 General Limitations on Benefits.

(a)	For Limitation Years ending after December 31, 2001:

(i)	The “defined benefit dollar limitation” is $160,000, as adjusted, effective January 1 of each year, under Section 415(d) of the Code in such manner as the Secretary of the Treasury shall prescribe, and payable in the form of a straight life annuity, provided that a limitation as adjusted under Section 415(d) will apply to Limitation Years ending with or within the calendar year for which the adjustment applies; and

(ii)	The “maximum permissible benefit” is the lesser of the defined benefit dollar limitation or the defined benefit compensation limitation (both adjusted where required, as provided in (1) and, if applicable, in (2) or (3) below).

(1)	If the Participant has fewer than 10 years of participation in the Plan, the defined benefit dollar limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of participation in the Plan and (ii) the denominator of which is 10. In the case of a Participant who has fewer than 10 Years of Service with the Company, the defined benefit compensation limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of service with the employer and (ii) the denominator of which is 10.

(2)	If the benefit of a Participant begins prior to age 62, the defined benefit dollar limitation applicable to the participant at such earlier age is an annual benefit payable in the form of a straight life annuity beginning at the earlier age that is the actuarial equivalent of the defined benefit dollar limitation applicable to the Participant at age 62 (adjusted under (1) above, if required). The defined benefit dollar limitation applicable at an age prior to age 62 is determined as the lesser of (i) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using the interest rate and mortality table (or other tabular factor) specified in Section 2.2 and (ii) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using a 5 percent interest rate and the applicable mortality table as defined in Section 2.2. Any decrease in the defined benefit dollar limitation determined in accordance with this paragraph (2) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account.

(3)	If the benefit of a Participant begins after the Participant attains age 65, the defined benefit dollar limitation applicable to the Participant at the later age is the annual benefit payable in the form of a straight life annuity beginning at the later age that is actuarially equivalent to the defined benefit dollar limitation applicable to the Participant at age 65 (adjusted under (1) above, if required). The actuarial equivalent of the defined benefit dollar limitation applicable at an age after age 65 is determined as (i) the lesser of the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using the interest rate and mortality table (or other tabular factor) specified in Section 2.2 and (ii) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using a 5 percent interest rate assumption and the applicable mortality table as defined in Section 2.2. For these purposes, mortality between age 65 and the age at which benefits commence shall be ignored.

(b)	Maximum Annual Benefit. Subject to the adjustments described below, the annual benefit payable at any time to any Participant under the Plan may not, at any time within a Limitation Year, exceed the lesser of (i) the product of (A) $90,000 (or such other amount as may be specified by the Secretary of the Treasury or his delegate pursuant to Section 415(d) of the Code as effective for the calendar year which ends with the current Limitation Year) and (B) a fraction, the numerator of which is the Participant’s years of participation (not to exceed ten years) in the Plan and the denominator of which is ten, and (ii) the product of (A) 100 percent of the Participant’s average Compensation for his high three years and (B) a fraction, the numerator of which is the Participant’s years of service (not to exceed ten years) and the denominator of which is ten.

For purposes of this Section, in the case of any Participant, the terms “annual benefit,” “high three years,” “years of participation,” “years of service,” and “Social Security retirement age” will have the meanings given to them under Section 415 of the Code and Treasury Regulations thereunder. For purposes of applying the limitations set forth herein to benefits payable other than in the form of a single life annuity (without ancillary benefits) or qualified joint and survivor annuity, adjustment shall be made using the actuarial assumptions described in Section 2.2.

(c)	Limitations Applicable to Participants Who Also Participate in a Defined Contribution Plan. In the case of a Participant who at any time participates in a defined contribution plan (as defined in Section 415 of the Code and the regulations thereunder) maintained by the Company or an Affiliated Company, the sum of his defined benefit plan fraction, as determined under Section 415(e)(2) of the Code and the regulations thereunder) and his defined contribution plan fraction (as determined under Section 415(e)(3) of the Code and the regulations thereunder) shall not exceed 1.0.

For purposes of determining the defined benefit plan fraction and defined contribution plan fraction for any Participant, the adjustment described in Section 416(a) of the Code will apply unless the requirements of Section 416(b)(2)(A) and (B) of the Code are satisfied.

(d)	Adjustments to Limitations. If payment of the Participant’s benefit commences prior to the Social Security retirement age, the dollar amount of (b)(i)(A) above shall be reduced actuarially, using the actuarial assumptions described in Section 2.2, to reflect such early commencement, in accordance with Section 415(b)(2)(C) of the Code and applicable regulations thereunder. If payment of the Participant’s benefit commences subsequent to the Social Security retirement age, the dollar amount of (a)(i)(A) above shall be increased actuarially, using the actuarial assumptions described in Section 2.2 except that the interest rate shall be five percent, to reflect such late commencement.

(e)	Order of Limitations. Any reduction in the Participant’s annual benefit required to satisfy the limitations of subsections (b) or (c) above shall be applied first to the Participant’s benefit under this Plan and any other defined benefit plans before any reduction shall be applied to any defined contribution plan.

6.20 Limitations Applicable to Certain Employees and Former Employees. The limitations in this Section 6.20 shall be interpreted and applied in accordance with Section 401(a)(4) of the Code, applicable Treasury Regulations thereunder and such other guidance as may be issued by the Internal Revenue Service.

(a)	Limitations on Benefits. Upon termination of the Plan, the Accrued Benefit to which any Highly Compensated Employee or former Employee is entitled under the Plan shall not exceed the applicable limitations of Section 401(a)(4) of the Code.

(b)	Limitations on Distributions. In any Plan Year, the annual payments to which any Highly Compensated Employee or former Employee is entitled under the Plan shall not exceed the payments which would otherwise be payable to such Employee under a single life annuity which is the Actuarial Equivalent of the sum of such Employee’s Accrued Benefit and any other “benefit” (other than the supplemental retirement benefit), plus the amount of payments under the supplemental retirement benefit, to which such Employee is entitled under the Plan. The foregoing limitations shall not apply, however, if:

(i)	after payment of the Employee’s benefit, the value of the assets of the Plan equals or exceeds 110 percent of the value of its current liabilities, as defined in Section 412(1)(7) of the Code, or

(ii)	the value of the Employee’s benefit does not exceed one percent of the value of the current liabilities of the Plan before distribution of the Employee’s benefit.

The restrictions provided in this subsection (b) shall apply to any Highly Compensated Employee or former Employee who was among the 25 Employees with the greatest annual Compensation. For purposes of this subsection, “benefits” include loans in excess of the amounts set forth in Section 72(p)(2)(A) of the Code, any periodic income, any withdrawal values to a living Employee and any death benefits not provided for by insurance on the Employee’s life,

Notwithstanding the foregoing, prior to May 14, 1990 distribution of benefits to any Highly Compensated Employee or former Employee who was among the 25 Employees with the greatest annual Compensation shall be subject to the restrictions of Treasury Regulations, Section 1.401-4(c) as from time to time in effect.

6.21 Transitional Rule for Certain Accrued Benefits. Notwithstanding any other provision of the Plan,

(a)	the benefit of a Participant under Section 6.1 shall not be less than his monthly amount of benefit accrued as of November 20, 1989 equal to (i) 1 1/2 percent of the Participant’s Average Monthly Compensation, less 1 2/3 percent of his Primary Social Security Benefit, for each year of Credited Service up to 30 years, less (ii) the Frozen Actuarial Equivalent Value of his account. The benefit of any Participant who incurs a Break in Service which results in a loss of Credited Service shall be determined without subtracting the Frozen Actuarial Equivalent Value of his account; and

(b)	the supplemental retirement benefit of a Participant under Section 6.5 shall not be less than 1 2/3 percent of his Primary Social Security Benefit for each year of Credited Service up to 30 years, determined as of November 20, 1989.

Any Participant described in Section 2.24(a) or (b) shall not be entitled to receive a distribution of benefits in excess of the Participant’s accrued benefit as of March 31, 1989 under the Prior Plan until such time as the Participant’s Accrued Benefit under the Plan exceeds such benefit.

Benefits under the Plan shall not accrue for a Participant until they exceed the accrued benefit of the Participant as of March 31, 1989 under the provisions of the Prior Plan.

6.22 Nonalienation of Benefits.

(a)	No benefit payable to any person under the Plan shall be subject to anticipation or assignment by such person or to attachment by or the interference or control of any creditor, or be taken or reached by any legal or equitable process in satisfaction of any debt or liability prior to actual receipt; provided, however, that this provision shall be inapplicable to the extent otherwise provided in a qualified domestic relations order within the meaning of Section 414(p) of the Code.

(b)	The non-alienation rule of subsection 6.22(a) above shall not apply to any offset, as defined by the Administrator, of a Participant’s benefit(s) under the Plan against an amount that the Participant is ordered or required to pay to the Plan if:

(i)	the order or requirement to pay arises (1) under a judgment of conviction for a crime involving the Plan; (2) under a civil judgment (including a consent order or decree) entered by a court in an action brought in connection with a violation (or alleged violation) of Part 4 of Subtitle B of Title I of the ERISA; or (3) pursuant to a settlement agreement between the Secretary of the United States Department of Labor and the Participant, or a settlement agreement between the Pension Benefit Guaranty Corporation and the Participant, in connection with a violation (or alleged violation) of Part 4 of Subtitle B of Title I of ERISA by a fiduciary (as defined in Section 3(21) of ERISA) or any other person; and

(ii)	the judgment, order, decree, or settlement agreement expressly provides for the offset of all or part of the amount ordered or required to be paid to the Plan against the Participant’s benefit(s) provided under the Plan; and

(iii)	in a case in which the survivor annuity requirements of Section 205 of ERISA or Section 401(a)(11) of the Code apply with respect to distributions from the Plan to the Participant, if the Employee has a spouse at the time at which the offset is to be made;

(1)	either:

(A)	such spouse has consented in writing to such offset and such consent is witnessed by a notary public or Plan representative designated by the Participant (or it is established to the satisfaction of such Plan representative that such consent may not be obtained by reason of circumstances described in Section 205(c)(2)(5) of ERISA or Section 417(a)(2)(B) of the Code, or

(B)	an election to waive the right of the spouse to a qualified joint and survivor annuity or a qualified preretirement survivor annuity is in effect in accordance with the requirements of Section 205(c) of ERISA or Section 417(a) of the Code; or

(2)	such spouse is ordered or required in such judgment, order, decree, or settlement to pay an amount to the Plan in connection with a violation of Part 4 of Subtitle B of Title I of ERISA; or

(3)	in such judgment, order, decree, or settlement, such spouse retains the right to receive the survivor annuity under a qualified joint and survivor annuity provided pursuant to Section 205(a)(1) of ERISA or Section 401(a)(11)(A)(i) of the Code, and under a qualified preretirement survivor annuity provided pursuant to Section 205(a)(2) of ERISA or Section 401(a)(11)(A)(ii) of the Code, determined in accordance with Section 206(d)(5) of ERISA and Section 401(a)(13)(D) of the Code,

6.23 Distributions Required by a Qualified Relations Order. To the extent required by a qualified domestic relations order, within the meaning of Section 414(p) of the Code, the Administrator shall make distributions of a Participant’s benefit to alternate payees named in such order in a manner consistent with the distribution options otherwise available under the Plan, regardless of whether the Participant is otherwise entitled to a distribution at such time under the Plan.

6.24 No Vested Rights. A Participant who terminates employment with the Company and the Affiliated Companies for reasons other than retirement, disability or death and who has no vested benefit under the Plan shall be deemed to receive a distribution of zero benefits hereunder and shall promptly forfeit all rights to all benefits under the Plan.

6.25 Incapacity of Payee. Subject to any applicable regulations of the Department of the Treasury or the Department of Labor, if any person to whom a benefit is payable under the Plan is, in the opinion of the Administrator, incapable for any reason of handling his affairs at the time payment thereof is due, such payment (unless prior demand therefor is made to the Administrator or the Trustee by a duly qualified guardian or other legally qualified representative of such person) may be made to such person or persons comprised in the class consisting of the spouse, parents, brothers, sisters or issue of the person to whom the benefit is payable, as the Administrator may determine, and each payment made pursuant to such determination shall constitute a full discharge of all liability under the Plan with respect thereto.

6.26 Inability to Locate Participant or Beneficiary. In the event that the Administrator is unable to locate a Participant or his beneficiary at the time any payments are due under the Plan, the Administrator shall direct the Trustee to withhold and set aside all payments due to such Participant or beneficiary until the earlier of (a) the date such Participant or beneficiary is located, in which event the Administrator shall direct the Trustee to pay all amounts currently payable and thereafter make further payments required by the Plan, and (b) the date the Plan is terminated, in which event such amount set aside for such Participant or beneficiary shall be dealt with as provided by applicable state law. Without limiting the foregoing, the Administrator may, but shall not be required to, use the Internal Revenue Service’s letter forwarding program referenced in Revenue Procedure 94-22, 1994-1 C.B. 608, to attempt to locate missing Participants and beneficiaries.

ARTICLE VII

Top Heavy Provisions

7.1 Top Heavy Minimum Benefits. Notwithstanding any other provision of the Plan, the benefit payable at any time to each Participant who is not a key employee in a Plan Year which is a top heavy plan year, determined as of the end of such Plan Year (and as of the end of any subsequent Plan Year) and expressed as an annual benefit payable as a single life annuity commencing at the Participant’s Normal Retirement Date, shall not be less than the lesser of

(a)	the product of two percent of his high five year Compensation and the number of his years of service for minimum benefit purposes, and

(b)	20 percent of his high five year Compensation.

If payment of the Participant’s benefit under the Plan is suspended in circumstances in which such suspension would constitute, but for Section 411(a)(3)(B) of the Code and Section 203(a)(3)(B) of ERISA, a forfeiture of benefits, the minimum benefit described above, to the extent affected by such suspension, will be actuarially increased (using the assumptions set forth in Section 2.2) to reflect such period of suspension.

7.2 Special Vesting. Notwithstanding any other provision of the Plan, each individual who is a Participant at any time during a Plan Year which is a top heavy plan year shall have a fully vested and nonforfeitable interest in not less a percentage of his Accrued Benefit than is set forth in the following schedule, based on his completed years of Vesting Service:

Years of Vesting Service	Applicable Nonforfeitable Percentage
Less than 2	0
2 but less than 3	20
3 but less than 4	40
4 but less than 5	60
5 or more	100

In the event any Plan Year subsequent to a top heavy plan year is not itself a top heavy plan year, the foregoing special vesting schedule shall apply to benefits accrued through the close of the last Plan Year which was a top heavy plan year.

7.3 Definitions. Except where otherwise expressly noted, for purposes of this Article,

(a)	“high five year Compensation” means the average of the Participant’s Compensation for those five consecutive years of service for minimum benefit purposes (or if the Participant has less than five such years, then for his number of consecutive years of service for minimum benefit purposes) for which his aggregate Compensation is greatest. Any Plan Year which is not a year of service for minimum benefit purposes shall be ignored in determining whether the Participant’s years of service for minimum benefit purposes are consecutive.

(b)	“key employee” means any Employee or former Employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of the Company having annual Compensation greater than $130,000 (as adjusted under Section 416(i)(l) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Company, or a 1-percent owner of the Company having annual Compensation of more than $150,000. For this purpose, annual Compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with Section 416(i)(l) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(c)	“top heavy plan year” means a Plan Year if the sum of the present value of the total accrued benefits of all key employees under the Plan and under each other defined benefit plan (as of the applicable determination date of each such plan) which is aggregated with this Plan and the sum of the account balances of all key employees under each defined contribution plan (as of the applicable determination date of each such plan) which is aggregated with this Plan exceeds 60 percent of the sum of such amounts for all Employees or former Employees (other than former key employees but including beneficiaries of deceased former Employees) under such plans. The following rules shall apply for purposes of these determinations:

(i)	The foregoing determination will be made in accordance with the provisions of Section 416 of the Code, and the regulations promulgated thereunder, which are specifically incorporated herein by reference.

(ii)

The term “determination date” means, with respect to the initial plan year of a plan, the last day of such plan year and, with respect to any other plan year of a plan, the last day of the preceding plan year of such plan. The term “applicable determination date” means, with respect to the Plan, the determination date for the Plan Year of reference and, with respect to any other plan, the determination date for any plan year of such plan which falls within the same calendar year as the applicable determination date of the Plan. Accrued benefits or account balances under a plan will include all such amounts other than deductible employee contributions and will be determined as of the most recent valuation date in the 12-month period ending on the applicable determination date of the plan; provided, however, that in the case of a defined benefit plan such valuation date must be the same date as employed for minimum funding purposes, and in the case of a defined contribution plan the value so determined will be adjusted for contributions made after the valuation date to the extent required by applicable Treasury Regulations.

(iii)	Each plan of the Company or any Affiliated Company in which a key employee participates, and any other plan of the Company or an Affiliated Company which enables a plan referred to in the preceding clause to satisfy the requirements of Sections 401(a)(4) or 410 of the Code, shall be aggregated with the Plan. Any plan of the Company or an Affiliated Company not required to be aggregated with the Plan may nevertheless, at the discretion of the Administrator, be aggregated with the Plan if the benefits and coverage of all aggregated plans would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

(d)	“year of service for minimum benefit purposes” means, with respect to any Participant, each year of Credited Service, excluding any such Service during a Plan Year which was not a top heavy plan year or which ended before January 1, 1984.

7.4 Determination of Top Heavy Status. Notwithstanding any provision of this Article VII to the contrary, the following shall apply for purposes of determining the accrued benefit and account balances of Employees as of the determination date. The present value of accrued benefits and the amounts of account balances of an Employee as of the determination date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “l-year period.” The accrued benefits and accounts of any individual who has not performed services for the Company during the 1-year period ending on the determination date shall not be taken into account.

ARTICLE VIII

Funding of Plan

8.1 Description of Trustee. To carry out the provisions of the Plan, MacDermid, Incorporated shall enter into a Trust Agreement with one or more persons who shall act as the Trustee or Trustees hereunder, under which Trust Agreement the Trustee shall receive the contributions of the Company and deposit them in the Trust Fund to be held, invested, reinvested and distributed by such Trustee as therein provided.

MacDermid, Incorporated may remove any Trustee, or any succeeding Trustee, acting hereunder at any time by written notice delivered or mailed by registered mail to such Trustee, or such Trustee may resign at any time by written notice delivered or mailed by registered mail to the Company, the effective date of such removal or resignation to be that provided for in the Trust Agreement.

In the event of a vacancy in the office of Trustee, MacDermid, Incorporated shall designate a successor Trustee who, upon his acceptance in writing of the office of Trustee hereunder, shall be and become a Trustee hereunder and shall have the same rights, powers and duties as are conferred upon a Trustee hereunder and under the Trust Agreement, and shall be vested with title to the funds and property then constituting the Trust Fund as provided herein and in the Trust Agreement, all without the necessity of any act of transfer or conveyance.

8.2 Funding Policy and Method. MacDermid, Incorporated shall establish a funding policy and method consistent with the objectives of the Plan and the requirements of ERISA and the Code. Participating Companies shall make contributions under the Plan in accordance with such policy. To the extent permitted by law, MacDermid, Incorporated may rely on the estimate provided by the Actuary of the amounts of contributions to be made by it which would accomplish the purposes of the Plan, consistent with the requirements of Title I of ERISA and the Code, and neither the Company, nor the Administrator, nor the Trustee shall be liable in any manner if the Trust Fund shall be insufficient to provide for the payment of all benefits. Such benefits shall be payable only from the Trust Fund and only to the extent the Trust Fund shall suffice therefor.

The Company reserves, in its sole discretion, the right to determine or change the method of funding and the time of making and the amount of its contributions and all matters relating to the financing of the Plan.

ARTICLE IX

Administration of Plan

9.1 Appointment of Administrator. The Plan shall be administered by the Administrator who shall be appointed by and serve at the pleasure of the Board of Directors. All usual and reasonable expenses of the Administrator may be paid in whole or in part by the Company, and any expenses not paid by the Company shall be paid by the Trustee out of the principal or income of the Trust Fund. If the Administrator is an Employee he shall not receive compensation with respect to his services as Administrator. The Administrator may also appoint one or more assistant administrators and other persons, who shall serve at his pleasure, to assist him in the administration of the Plan and may allocate and delegate his fiduciary responsibilities under the Plan by written instrument in accordance with Section 405 of ERISA.

9.2 Duties. In addition to such powers and duties as may be specified elsewhere in this instrument, the Administrator shall have the discretionary authority to:

(a)	make and enforce such rules as he deems necessary or proper for the administration of the Plan;

(b)	determine all matters relating to the eligibility of persons to become Participants in the Plan and determine whether or not any eligible Employee has become a Participant in the Plan;

(c)	determine whether and when the employment of any Participant has been terminated and, if material to a determination of the benefits of such Participant, the cause of such termination;

(d)	decide all questions and disputes which may arise from time to time with respect to the rights under the Plan of Employees, Participants, and all other persons who may be entitled to benefits under the Plan;

(e)	compute, or cause to be computed, the amount of benefits which will be payable to any Participant or other person, to determine the person or persons to whom such benefits will be paid and to authorize the payment of such benefits;

(f)	from time to time in writing furnish to the Trustee all such information, data and directions as may be required by the Trustee or the terms of this instrument for the performance by the Trustee of its duties hereunder;

(g)	determine such matters as may from time to time be submitted to him by the Trustee which the Trustee states to be necessary for it properly to discharge its duties, powers and obligations under this instrument;

(h)	keep, or cause to be kept, such books and records as may be necessary or appropriate for the orderly administration of the Plan, all such books and records to be open to inspection at any time by the Company;

(i)	execute and file, or cause to be executed and filed, such reports or other documents, and make, or cause to be made, such disclosures, as the Plan or any one acting for the Plan may be required to execute and file or make by any applicable law or statute now or hereafter enacted, unless otherwise provided by such law or statute;

(j)	interpret and construe any and all of the provisions of this instrument; and

(k)	perform all such other duties and acts as may be required to be performed by the Administrator by the terms of this instrument and the operation of the Plan.

9.3 Effect of Interpretation or Determination. Any interpretation of the Plan or other determination with respect to the Plan by the Administrator shall be final and conclusive on all persons in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously.

9.4 Nondiscriminatory Exercise of Authority. Whenever, in the administration of the Plan, any discretionary action by the Administrator is required, he shall exercise his authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

9.5 Named Fiduciary. The Administrator will be a “named fiduciary” for purposes of Section 402(a)(1) of ERISA with authority to control and manage the operation and administration of the Plan, except that he will have no authority over the investment of the assets of the Trust Fund.

9.6 Indemnification. The Company agrees to indemnify the Administrator and save him harmless against any and all liability occasioned by or arising out of any action taken, suffered or omitted in good faith by him.

9.7 Examination of Records. The Administrator will make available to each Participant such of its records as pertain to him, for examination at reasonable times during normal business hours.

9.8 Claims and Review Procedures.

(a)	If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

(b)	Review Procedure. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his duly authorized representative) may (i) file a written request with the Administrator for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

ARTICLE X

Amendment and Termination

10.1 Amendment. MacDermid, Incorporated shall have the right, at any time and from time to time, to modify or amend the Plan or any of its provisions by action of its Board of Directors, each such modification or amendment to be by instrument in writing, executed by MacDermid, Incorporated; provided, that no such modification or amendment shall be such, or shall be so construed, as to:

(a)	cause or permit any assets of the Trust Fund to be diverted to purposes other than the exclusive benefit of Participants and their beneficiaries, as provided in Section 11.2;

(b)	reduce without his consent the benefit then accrued of any Participant; or

(c)	increase the duties or liabilities of the Trustee or Administrator without its written consent;

unless such modification or amendment is necessary or appropriate in order to qualify the Plan under the provisions of Section 401(a) of the Code or the Trust under Section 501(a) of the Code, or to retain for the Plan and Trust such qualified status, or for the Plan and Trust to meet the requirements of ERISA.

10.2 Termination. Although MacDermid, Incorporated expects to continue the Plan indefinitely, it expressly reserves the right to terminate it in whole or in part at any time by instrument in writing, such termination to be effective on the date specified in such instrument. Upon termination or partial termination of the Plan, the rights of each affected Participant or former Participant, to the benefit accrued to the date of such termination or partial termination, to the extent then funded, shall be nonforfeitable, and the assets of the Plan which have not previously been allocated to provide benefits hereunder shall be allocated by the Trustee in the order of precedence set forth in Section 4044(a) of ERISA; provided, however, that if any funds remain after the satisfaction of all liabilities under the Plan, such remaining funds will be delivered over and paid to the Company. In order to provide for distribution of the amounts allocated in accordance with the preceding sentence, MacDermid, Incorporated, may, subject to the requirements of applicable law, direct that the Trustee (a) continue the Trust in existence or (b) purchase specified annuity contracts or make cash distributions, or may direct any combination of the foregoing; provided, however, that MacDermid, Incorporated, upon finding that it is not practicable or desirable in the circumstances to direct any of the foregoing with respect to some or all of the Participants or beneficiaries, may provide for the distribution of a part or all of the assets of the Trust Fund otherwise than through the continuance of the Fund or the purchase of annuity contracts with respect to such Participants or beneficiaries; and further provided, that no amount so allocated will be paid to any person prior to the time such payment is permitted under ERISA. No Participant or other person will have any rights or claims under the Plan beyond the sufficiency of the Trust Fund to provide benefits in accordance with the above provisions.

10.3 Notices With Respect to Termination. No payment of a benefit or distribution of assets shall be made by the Trustee hereunder until receipt by it of written confirmation from the Administrator that it has given all notices and prepared and filed all reports which may be required by law.

10.4 Termination in Event of Certain Changes in Ownership of the Company. In the event that at any time the Company shall have a “Principal Stockholder”, as hereinafter defined, then notwithstanding anything to the contrary contained herein, unless a majority of the “Continuing Directors”, as hereinafter defined, shall have, on or before the date of termination hereinafter specified, voted to continue the Plan, the Plan shall terminate as of the twenty-first day next following the date on which the Board of Directors becomes aware that it has a Principal Stockholder. Thereupon, each Participant’s Accrued Benefit, based on his Credited Service and Compensation prior to the date of termination, shall become fully vested and nonforfeitable, and all such Accrued Benefits shall be immediately distributed to such Participants in the manner provided for in Section 10.2, In the event the aggregate value of the assets of the Trust Fund at the date of such termination is not sufficient to fund such vested benefits, then the Company shall be obligated promptly to make additional contributions to the Trust Fund in an amount equal to such deficiency. In no event, however, shall any assets of the Trust Fund revert to the Company upon such Plan termination, but any excess of such assets over the value necessary to fund the Accrued Benefits of all Participants shall instead be distributed to such Participants in proportion to their Accrued Benefits.

For purposes of this Section 10.4, (a) the term “Principal Stockholder” shall mean any corporation, person or other entity (“person”) owning beneficially, directly or indirectly, shares of the capital stock of the Company entitled to cast 25 percent or more of the votes at the time entitled to be cast generally in the election of Directors by all of the outstanding shares of all classes of capital stock of the Company (other than any such shares held by any qualified employee benefit plan maintained by the Company), considered for purposes of this Section 10.4 as one class; (b) in determining such ownership, a person shall be deemed to be the beneficial owner of any shares of capital stock of the Company which are beneficially owned, directly or indirectly, by any other person (i) with which it or its “affiliate” or “associate,” as hereinafter defined, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Company or (ii) which is its “affiliate” or “associate;” (c) the term “Continuing Director” shall mean a person who was a member of the Board of Directors of the Company elected by the public stockholders prior to the time that the Company had a Principal Stockholder, or a person recommended to succeed a Continuing Director by a majority of Continuing Directors; (d) a person shall be deemed to be an “affiliate” of, or affiliated with, a specified person if such person directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; and (e) the term “associate” used to indicate a relationship with any person shall mean (i) any corporation or organization (other than the Company or any subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity security, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

ARTICLE XI

Miscellaneous Provisions

11.1 Participant and Employee Rights. This instrument and the Plan embodied herein shall not be deemed to give any Participant or any Employee the right to be retained in the employ of the Company or an Affiliated Company, or confer on or create in any Participant or any Employee any rights of any name or nature, legal or equitable, except such as are expressly set forth herein. Neither anything contained in this instrument nor any action taken by the Company hereunder shall in any way prevent the Company of an affiliated company from terminating at any time the employment of any Employee or Participant, present or future, nor subject it to any liability under this instrument for any such termination.

11.2 Exclusive Benefit of Participants. This instrument and the Plan embodied herein are for the exclusive benefit of the Employees of the Company. No part of the assets of the Trust Fund shall be held for purposes other than the exclusive benefit of Participants and their beneficiaries and the payment of expenses of administering the Plan and Trust. Under no circumstances, except as provided in Sections 4.3 or 10.2, shall any funds paid to the Trustee or any funds or property at any time held by the Trustee with respect to the Plan revert or inure to the possession, ownership or control, either directly or indirectly, of the Company.

11.3 Release by Participants. Except to the extent that it relieves the Company, the Administrator or the Trustee from responsibility or liability for any responsibility, obligation or duty owing to the Plan or any Participant, former Participant or beneficiary, any payment to any Participant or to any person entitled to a benefit under the Plan made in accordance with the provisions of the Plan shall to the extent thereof be in full satisfaction of all claims against any or all of the Trustees, the Administrator and the Company, any of whom may require such Participant or person, as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Trustee, the Administrator or the Company, as the case may be.

11.4 Merger. Subject to such conditions and modifications as may be imposed or permitted pursuant to regulations adopted by the Secretary of the Treasury, in the event of any merger or consolidation of the Plan with any other plan, or in the event of any transfer of assets and liabilities from the Plan to any other plan, the assets of the Plan applicable to any Participant shall be transferred to such other plan only if the benefit to which such Participant is entitled immediately after the merger, consolidation or transfer (determined as if the plan had then terminated) is equal to or greater than the benefit which he would have been entitled to receive if the Plan had terminated prior to such merger, consolidation or transfer.

11.5 Governing Law. This instrument shall be construed, and the rights and liabilities of all persons hereunder shall be determined, in accordance with the laws of the State of Connecticut, to the extent not preempted by ERISA.